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                                                                     EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Quaker City, Bancorp, Inc.

  We consent to incorporation by reference in the Registration Statement (No. 33-83770) on Form S-8 of Quaker City Bancorp, Inc. of our report dated July 30, 1997, relating to the consolidated statements of financial condition of Quaker City Bancorp, Inc. and subsidiaries as of June 30, 1997 and 1996, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1997, which report appears in the June 30, 1997 annual report on Form 10-K of Quaker City Bancorp, Inc.


                                          KPMG PEAT MARWICK LLP
                                          KPMG Peat Marwick llp

Los Angeles, California
September 23, 1997